UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 8-K

                               CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): October 7, 2005

                            Denny's Corporation
                            -------------------
            (Exact name of registrant as specified in its charter)

 Delaware                         0-18051                       13-3487402
 --------                         -------                       ----------
(State or other              (Commission File                 (IRS Employer
 jurisdiction of                  Number)                  Identification No.)
 incorporation)


 203 East Main Street, Spartanburg, SC                         29319-0001
 -------------------------------------                         ----------
 (Address of Principal Executive Offices)                      (Zip Code)


      Registrant's telephone number, including area code (864) 597-8000


           ----------------------------------------------------------
          (Former name or former address, if changed since last report)


                              --------------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))


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Item 8.01 Other Events.


On October 7, 2005 Denny's Corporation and its subsidiary Denny's, Inc. (the "Company" or "Denny's") finalized a settlement with the Division of Labor Standards Enforcement ("DLSE") of the State of California's Department of Industrial Relations regarding pending litigation between the Company and the DLSE.

On September 24, 2002, the DLSE filed a complaint in the Superior Court of California for the County of Alameda against the Company alleging violation of California law regarding payment of accrued vacation upon termination of employment. The complaint sought wage payments for employees who allegedly forfeited accrued vacation, waiting time penalties, interest, injunctive relief and costs. In order to avoid the time, expense and uncertainty of litigation of these matters, the parties agreed to settle all disputes related to the litigation pursuant to which Denny's has agreed to pay a sum of approximately $7,750,000 to former employees, payable in installments of $3,500,000 on November 30, 2005 and approximately $4,250,000 on January 6, 2006, in accordance with the instruction of the DLSE.

Through the second quarter of 2005, Denny's had accrued $3.0 million of liabilities related to this litigation and, accordingly, will take an additional $4.75 million charge to legal settlement costs in the third quarter of 2005. As a result of the settlement, the action by the DSLE against the Company will be dismissed with prejudice.

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Denny's Corporation


Date:  October 11, 2005                          /s/ F. Mark Wolfinger
                                                 -------------------------
                                                 F. Mark Wolfinger
                                                 Senior Vice President and
                                                 Chief Financial Officer